Exhibit 15.1

January 25, 2010

XTO Energy Inc.

Fort Worth, Texas

Re: Registration Statement of ExxonMobil expected to be dated on or about January 26, 2010

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated November 4, 2009, August 5, 2009 and May 5, 2009, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Fort Worth, Texas

January 25, 2010